Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228662

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 17, 2019

PROSPECTUS SUPPLEMENT
(To prospectus dated February 14, 2019)

7,942,245 Shares

The RMR Group Inc.

Class A Common Stock

        The selling shareholders named in this prospectus supplement are offering an aggregate of 7,942,245 shares of our Class A common stock, par value $0.001 per share, or our Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the selling shareholders. Our Class A common stock is listed on The Nasdaq Stock Market LLC, or Nasdaq, under the symbol "RMR." The last reported sale price of our Class A common stock on Nasdaq on June 14, 2019 was $50.90 per share.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement, page 14 of our Annual Report on Form 10-K for the year ended September 30, 2018, or our Annual Report, page 38 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, or our March 2019 Quarterly Report, and page 2 of our Current Report on Form 8-K dated January 23, 2019, as updated by reports and documents we file with the Securities and Exchange Commission, or the SEC, as well as the other information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of our Class A common stock will be ready for delivery on or about                 , 2019.

Joint Book-Running Managers

Citigroup	Morgan Stanley

BofA Merrill Lynch	RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

Co-Managers

B. Riley FBR	JMP Securities	Oppenheimer & Co.

The date of this prospectus supplement is June     , 2019.

i

        References in this prospectus supplement to "RMR Inc.," "we," "us," or "our" mean The RMR Group Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. References in this prospectus supplement to "Class B-1 common stock" refer to our Class B-1 common stock, par value $0.001 per share, and references in this prospectus supplement to "Class B-2 common stock" refer to our Class B-2 common stock, par value $0.001 per share. References in this prospectus supplement to "GAAP" refer to U.S. generally accepted accounting principles.

        This prospectus supplement and the accompanying prospectus include information that is incorporated or deemed to be incorporated by reference herein and therein, and references to information included or contained in this prospectus supplement or the accompanying prospectus include such information. It is important for you to read and consider all information included in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, including the information incorporated by reference herein and therein, in making your investment decision. See the documents to which we have referred you in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and in the accompanying prospectus.

        This prospectus supplement contains the terms of this offering. A description of our Class A common stock is set forth in the accompanying prospectus under the caption "Description of Capital Stock—Class A common stock." This prospectus supplement may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        You should rely only on the information included in this prospectus supplement and the accompanying prospectus. We have not, and the selling shareholders and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling shareholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference is accurate only as of the respective dates of such documents or other dates as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

ii

SUMMARY

The Company

        RMR Inc. is a holding company incorporated as a Maryland corporation on May 28, 2015 and substantially all of its business is conducted by its majority owned subsidiary, The RMR Group LLC, or RMR LLC. RMR LLC is a Maryland limited liability company. RMR Inc. serves as the sole managing member of RMR LLC and, in that capacity, operates and controls the business and affairs of RMR LLC.

        As of March 31, 2019, RMR Inc. owned 15,229,687 class A membership units of RMR LLC, or Class A Units, and 1,000,000 class B membership units of RMR LLC, or Class B Units. The aggregate RMR LLC membership units RMR Inc. owns represented 52.0% of the economic interest of RMR LLC as of March 31, 2019. We refer to economic interest as the right of a holder of a Class A Unit or Class B Unit to share in distributions made by RMR LLC and, upon liquidation, dissolution or winding up of RMR LLC, to share in the assets of RMR LLC after payments to creditors. A wholly owned subsidiary of ABP Trust, a Maryland statutory trust, owns 15,000,000 redeemable Class A Units, representing 48.0% of the economic interest of RMR LLC as of March 31, 2019, which is presented as a noncontrolling interest within our condensed consolidated financial statements. Adam D. Portnoy, one of our Managing Directors, is the sole trustee and an owner of ABP Trust.

        Our business primarily consists of providing management services to four Nasdaq listed real estate investment trusts (Hospitality Properties Trust, a Maryland real estate investment trust and one of the selling shareholders in this offering, or HPT; Industrial Logistics Properties Trust, a Maryland real estate investment trust, or ILPT; Office Properties Income Trust, a Maryland real estate investment trust and one of the selling shareholders in this offering, or OPI; and Senior Housing Properties Trust, a Maryland real estate investment trust, and one of the selling shareholders in this offering, or SNH), and three real estate operating companies, or our Managed Operators (Five Star Senior Living Inc., a Maryland corporation, or FVE; Sonesta International Hotels Corporation, a Maryland corporation, or Sonesta; and TravelCenters of America LLC, a Delaware limited liability company, or TA).

        Until December 31, 2018, RMR LLC provided management services to Select Income REIT, or SIR. On December 31, 2018, SIR merged with and into a subsidiary of OPI (then named Government Properties Income Trust), which then merged with and into OPI, with OPI as the surviving entity. The combined company continues to be managed by RMR LLC pursuant to OPI's business and property management agreements with RMR LLC. HPT, ILPT, OPI, SNH and, until December 31, 2018, SIR are collectively referred to as the Managed Equity REITs.

        Since its founding in 1986, RMR LLC has substantially grown the amount of its assets under management, or gross AUM, and the number of real estate businesses it manages. As of March 31, 2019, we had approximately $30.0 billion of gross AUM, and our gross AUM included more than 1,500 properties, which are primarily owned by our Managed Equity REITs.

        As manager of the Managed Equity REITs, we are responsible for implementing investment strategies and managing day to day operations, subject to supervision and oversight by each Managed Equity REIT's board of trustees. The Managed Equity REITs have no employees, and we provide the personnel and services necessary for each Managed Equity REIT to conduct its business. The Managed Equity REITs invest in diverse income producing properties across multiple real estate asset classes as follows:

  •
  HPT (Nasdaq: HPT) primarily owns hotel and travel center properties.

  •
  ILPT (Nasdaq: ILPT) primarily owns and leases industrial and logistics properties.

  •
  OPI (Nasdaq: OPI) primarily owns office properties leased to single tenants and those with high quality credit characteristics, such as government tenants.

  •
  SNH (Nasdaq: SNH) primarily owns senior living, medical office and life science properties.

        We also provide management services to the Managed Operators that have diverse businesses as follows:

  •
  FVE (Nasdaq: FVE) operates senior living communities, many of which are owned by SNH.

  •
  Sonesta is a privately owned franchisor and operator of hotels, resorts and cruise ships in the United States, Latin America, the Caribbean and the Middle East, some of whose U.S. hotels are owned by HPT.

  •
  TA (Nasdaq: TA) operates and franchises travel centers along the U.S. Interstate Highway System, many of which are owned by HPT, and standalone restaurants.

        RMR Advisors LLC, a wholly owned subsidiary of RMR LLC, is an investment adviser registered with the SEC, which provides investment advisory services to the RMR Real Estate Income Fund (NYSE MKT: RIF), or RIF, a closed end investment company focused on investing in real estate securities, including real estate investment trusts, or REITs, and other dividend paying securities (excluding our Client Companies, as defined below).

        On August 5, 2016, we acquired certain assets of Tremont Realty Capital LLC, or the Tremont business, which principally originates and manages real estate debt and debt-like financings. As part of this transaction, Tremont Realty Advisors LLC, or Tremont Advisors, a wholly owned subsidiary of RMR LLC formed in 2016 and an investment adviser registered with the SEC, was assigned the investment management contracts of the Tremont business. Tremont Advisors also manages Tremont Mortgage Trust (Nasdaq: TRMT), a Nasdaq listed mortgage REIT that focuses primarily on originating and investing in first mortgage loans secured by middle market and transitional commercial real estate.

        On July 31, 2018, RMR LLC entered into a transaction agreement pursuant to which RMR LLC committed to contribute up to $100.0 million and, on September 1, 2018, ABP Trust contributed $206.0 million of owned office properties to a newly formed private open end real estate fund, RMR Office Property Fund LP, or the Open End Fund. The Open End Fund is focused on the acquisition, ownership and leasing of a diverse portfolio of commercial office properties throughout the United States. The Open End Fund's general partner is a wholly-owned subsidiary of ABP Trust, and RMR LLC and ABP Trust are limited partners of the Open End Fund. RMR LLC provides administrative and property management services to the Open End Fund.

        RMR LLC also provides management services to certain related private companies, including Affiliates Insurance Company, or AIC, an Indiana insurance company, and ABP Trust. We refer to the Managed Equity REITs, the Managed Operators, RIF, TRMT, AIC, ABP Trust, the Open End Fund and the clients of the Tremont business as our Client Companies.

Our Business Strengths and Strategy

        We are a unique and differentiated alternative asset manager focused on real estate and real estate operating companies.

        We believe that we have several strengths that distinguish our business, and we have been leveraging these strengths to seek to execute and deliver on our strategic goals since our public listing in 2015.

Revenue Base Anchored by Long-Term Contracts

        Our management services revenues are anchored by long-term contracts. Our revenues are primarily from fees earned under long-term agreements with high credit quality companies. For the fiscal year ended September 30, 2018, over 80% of our management services revenues were generated from business and property management agreements with the Managed Equity REITs, which automatically extend each December 31st to have 20 year terms thereafter and which provide for significant termination fees payable in certain circumstances. Our business management agreement with each Managed Equity REIT provides for a base business management fee, which is based on the lower of the average historical costs of such Managed Equity REIT's real estate assets and its average market capitalization (as calculated in accordance with the applicable business management agreement), and an incentive business management fee, which is based on the Managed Equity REIT's relative outperformance of a specified REIT total shareholder return index. The businesses of the Managed Operators are conducted in large part at properties under long-term leases or management arrangements with the Managed Equity REITs.

        Our property management agreements with our Client Companies provide for the reimbursement to us of cash compensation costs and certain other expenses for certain of our employees in connection with the provision of property management services to those companies. For the fiscal year ended September 30, 2018, we had approximately $109.0 million in cash compensation and other personnel expenses, of which approximately 42% was reimbursed.

        The continuation and growth of our business and our revenue base depends upon our ability to operate the Managed Equity REITs so as to maintain and increase the value of their businesses, to assist our Managed Operators to grow their businesses and operate profitably and to successfully execute on new business ventures and investments we may pursue, such as the Open End Fund. Positive operating fundamentals at the Managed Equity REITs, among other factors, are important to our ability to capture revenue opportunities. ILPT, OPI and SNH generally have occupancy levels of approximately 90% and, within the past twelve months, have experienced positive leasing activity and modest rent increases in connection with new leases and lease renewals. We expect leasing activity and cost mitigation efforts across the Managed Equity REITs to improve their operating metrics.

Acquisition and Disposition Opportunities

        Our business and the businesses of our Client Companies generally follow the business cycle of the U.S. real estate industry but with certain property type and regional geographic variations. At present, we believe that the current low interest rate environment and related compressed capitalization rates are creating favorable opportunities to implement asset disposition strategies and, in some markets, may be causing real estate valuations to exceed replacement cost for some properties.

        We, on behalf of our Client Companies and ourselves, also attempt to take advantage of acquisition and disposition opportunities in the real estate market when they arise and implement favorable capital strategies. Based on underwriting of potential acquisitions in the industrial, life sciences and medical office sectors, on behalf of our Client Companies, we believe these to be the sectors in which we manage property with the greatest long-term investment opportunities. In 2019, ILPT completed more than $900 million in industrial portfolio acquisitions. In addition, OPI currently is executing on its stated goal of disposing up to $750 million in assets, and SNH has stated that it intends to sell up to $900 million in assets as part of its near term capital plan to reduce leverage. Strategic joint venture strategies at the Managed Equity REITs also may provide alternatives to their raising capital through primary equity issuances.

        On June 2, 2019, HPT entered into a definitive agreement to acquire a net lease portfolio from Spirit MTA REIT, or SMTA, for aggregate cash consideration of $2.4 billion (subject to customary adjustments and prorations and excluding transaction costs), which HPT expects to fund with unsecured borrowings. The portfolio consists of over 770 service-oriented retail properties located throughout the U.S., comprising approximately 12 million rentable square feet, and is net leased to tenants in 22 different industries that operate approximately 164 brands. HPT's gross assets are expected to increase to approximately $12.6 billion as a result of the transaction, prior to giving effect to any anticipated strategic asset dispositions. HPT intends to sell approximately $500 million of the acquired assets and approximately $300 million of its existing hotel and other assets following the closing of the acquisition. The SMTA portfolio has annual cash base rents of $172 million, which represents the portfolio's actual March 2019 cash base rents annualized, adjusted for known tenant defaults and vacancies, as well as contractual rent adjustments that will go into effect before the transaction closes. The SMTA portfolio does not include the assets owned by SMTA that are primarily leased to Shopko Stores, Inc. The acquisition is expected to close by September 30, 2019, subject to customary closing conditions, including approval by SMTA's shareholders.

        For illustrative purposes only, applying the fee percentages paid by HPT under its business management and property management agreements with RMR LLC (assuming the base business management fee is paid on the average historical cost of real estate assets), to the $2.4 billion purchase price (net of the assumed $800 million of dispositions) and the $172 million of annual cash base rents (less $36 million of rents attributable to potential strategic SMTA dispositions of $500 million), respectively, of the portfolio, total incremental business management and property management fees to RMR LLC from the portfolio, net of estimated incremental costs (estimated based on our Adjusted EBITDA Margin for the six months ended March 31, 2019), would be approximately $6.8 million.

        The foregoing description of the definitive agreement and the related transactions is a summary only, and the fee and cost estimates are illustrative only and are subject to change. Actual future base business management fees will be based on the lower of the average historical cost of HPT's real estate assets and HPT's average market capitalization and, as a result, actual fees for the SMTA portfolio may be lower than the amount assumed above. There can be no assurance that the acquisition will close on the current terms, anticipated timing or at all, that HPT will complete the dispositions described above or that the anticipated costs and benefits of these transactions will be as expected.

Diverse Sources of Revenue and Broad Real Estate Experience

        Our business strategy is to provide an expansive range of management services to our Client Companies and diversify the clients to whom we provide services. Our Client Companies span multiple real estate asset classes, with three new Client Companies added in the last two years. We provide management services with respect to a wide range of real estate assets and businesses that include healthcare facilities, senior living communities, hotels, office buildings, industrial buildings, leased lands, travel centers, retail stores and various specialized properties, such as properties leased to government tenants and properties specially designed for medical and biotech research. The properties and businesses we managed as of March 31, 2019 are located throughout the United States in 48 states and Washington D.C., and in Puerto Rico and Canada.

        The chart below depicts the breakdown by asset class of the diverse income producing properties for which we provide management services as of March 31, 2019, as a percentage of our gross AUM.(1)

(1)
The calculation of gross AUM primarily includes: (i) the gross book value of real estate and related assets, excluding depreciation, amortization, impairment charges or other non-cash reserves, of the Managed Equity REITs and ABP Trust; plus (ii) the gross book value of real estate assets, property and equipment of the Managed Operators, excluding depreciation, amortization, impairment charges or other non-cash reserves; plus (iii) the fair value of investments of AIC and the Open End Fund, the managed assets of RIF and the equity of TRMT. In certain instances, this calculation of gross AUM includes amounts in respect of the Managed Equity REITs that are higher than the calculations of AUM currently used for purposes of calculating base business management fees under the terms of the business management agreements, which are based upon the lower of the average historical cost of real estate assets and average market capitalization.

Historical Record of Substantial Growth and Well Positioned for Future Growth

        Since our founding in 1986, we have substantially grown our gross AUM and the number and variety of real estate businesses we manage. As of March 31, 2019, we had approximately $30.0 billion of gross AUM, representing a 77% increase since 2009. Our gross AUM has grown at a compound annual growth rate of 20.9% since our founding in 1986, 9.2% since 1999, 6.3% since 2009 and 4.7% since our public listing in 2015. The Managed Equity REITs have made an average of over $2.5 billion in gross annual acquisitions since our public listing in 2015, offset by an average of almost $500 million in gross annual dispositions.

        The below graph illustrates the dollar amount (in billions) of our gross AUM since 2009, as of the end of the applicable period.

        The steady growth in our gross AUM underscores the overall benefit of our diversified platform. The tables below illustrate the dollar amount (in billions) of our gross AUM and fee paying AUM by Client Company since 2015. "Fee paying AUM" refers to the fact that base business management fees payable to us by HPT, SNH, OPI and ILPT are calculated monthly based upon the lower of the average historical cost of each entity's real estate assets and its average market capitalization (as calculated in accordance with the applicable business management agreement). Management fees payable to us by other Client Companies are generally calculated as a percentage of revenues earned, average daily managed assets, equity, net asset value or total premiums paid under active insurance policies in accordance with the applicable management agreement and are included under "Other" in each of the charts below. In June 2018, Tremont Advisors agreed to waive any business management fees otherwise due and payable by TRMT pursuant to its management agreement for the period beginning July 1, 2018 until June 30, 2020 as well as any incentive fee for the 2018 or 2019 calendar years.

        We believe that our current management platform provides a solid and scalable base on which to continue to grow our business and expand into other opportunities. We expect to use our operating cash flow, and we may use our equity or other forms of financing, to fund our growth and diversify our operations. Recent examples of the diversification of our operations are our sponsorship and formation of, and investment in, TRMT, which went public in September 2017, and our commitment of $100.0 million to the Open End Fund, which commenced in September 2018. TRMT is our first mortgage REIT and the Open End Fund is our first private open end real estate fund.

Attractive Cash Flow and Well Covered Dividend

        Our net income and Adjusted EBITDA for the fiscal year ended September 30, 2018 were $217.4 million and $120.3 million, respectively, and for the six months ended March 31, 2019 were $136.8 million and $54.1 million, respectively. Our Adjusted EBITDA Margin for the fiscal year ended September 30, 2018 and the six months ended March 31, 2019 was 58.6% and 56.2%, respectively. We have no debt outstanding. Our current annual dividend rate of $1.40 per share is well covered by our earnings and cash flows and represents what we believe to be a conservative payout ratio designed to provide us with flexibility to pursue growth opportunities. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. For definitions of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of net income to Adjusted EBITDA, see "—Summary Selected Consolidated Historical Financial Information and Other Data."

Quality and Depth of Management

        Our highly qualified and experienced management team provides a broad base of deep expertise to our clients. Our senior management has worked together through several business cycles in which they acquired, financed, managed and disposed of a significant amount of real estate assets and started numerous real estate businesses. As of March 31, 2019, we employed over 600 real estate professionals in more than 30 offices throughout the United States, and the companies we manage collectively had approximately $12.0 billion of annual revenues and approximately 50,000 employees.

Alignment of Interests

        We believe our structure fosters strong alignment of interests between our principal executive officer and our shareholders, because our principal executive officer, Adam D. Portnoy, has an aggregate 51.7% economic interest in RMR LLC (based on his 7.0% indirect economic interest in RMR LLC through his economic interest in RMR Inc. and his 48.0% direct economic interest in RMR LLC), and that economic interest will not be affected by the offering.

Organizational Structure

        The diagrams below depict our organizational structure as of March 31, 2019:

The RMR Group LLC
Economic Interest(3)

  NOTE: In the above organizational structure diagrams, all ownership percentages represent economic interest, and not voting interest.

(1)
Following completion of this offering, HPT, SNH and OPI, the selling shareholders, will no longer have any ownership interest in RMR Inc.

(2)
Adam Portnoy is the sole trustee and an owner of ABP Trust. ABP Trust and Adam Portnoy collectively own 132,002 shares of Class A Common Stock of RMR Inc., 1,000,000 shares of Class B-1 Common Stock of RMR Inc. and 15,000,000 shares of Class B-2 Common Stock of RMR Inc., which collectively provide them with 91.4% of the aggregate voting power of the voting stock of RMR Inc.

(3)
The indirect economic interest in RMR LLC is held through RMR Inc.

Corporate Information

        Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts, 02458-1643 and our telephone number is (617) 796-8320. Our website address is www.rmrgroup.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are expressly incorporated by reference, as set forth under "Incorporation of Certain Information By Reference" in this prospectus supplement or the accompanying prospectus) is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Summary Selected Consolidated Historical Financial Information and Other Data

        You should read the following summary selected consolidated historical financial information and other data in conjunction with the financial information included in our filings with the SEC and incorporated by reference into this prospectus supplement or the accompanying prospectus.

(in thousands)	Fiscal Year Ended September 30, 2015	Fiscal Year Ended September 30, 2016	Fiscal Year Ended September 30, 2017	Fiscal Year Ended September 30, 2018	Six Months Ended March 31, 2019
Reconciliation of EBITDA and Adjusted EBITDA From Net Income:(1)
Net income	$77,421	$122,361	$108,669	$217,426	$136,788
Plus: income tax expense	4,848	24,573	28,251	58,862	22,109
Plus: depreciation and amortization	2,117	1,768	2,038	1,248	512

EBITDA	84,386	148,702	138,958	277,536	159,409
Plus: other asset amortization	2,999	9,416	9,416	9,416	4,708
Plus: operating expenses paid in The RMR Group Inc.'s common shares	—	933	1,970	4,348	943
Plus: separation costs	116	1,358	—	3,247	6,811
Plus: transaction and acquisition related costs	5,454	1,966	9,187	1,697	231
Plus: business email compromise fraud costs	—	—	774	225	—
Plus: impairment loss on TRMT investment	—	—	—	4,359	—
Plus: unrealized loss on equity method investment accounted for under the fair value option	290	—	—	—	2,247
Less: tax receivable agreement remeasurement due to Tax Cuts & Jobs Act	—	—	—	(24,710)	—
Less: incentive business management fees earned	—	(62,263)	(52,407)	(155,881)	(120,094)
Certain other net adjustments	(954)	—	(681)	87	(148)

Adjusted EBITDA	$92,291	$100,112	$107,217	$120,324	$54,107

Calculation of Adjusted EBITDA Margin:(1)
Contractual management and advisory fees (excluding any incentive business management fees)(2)	$167,705	$176,433	$188,405	$205,362	$96,339
Adjusted EBITDA	$92,291	$100,112	$107,217	$120,324	$54,107
Adjusted EBITDA Margin	55.0%	56.7%	56.9%	58.6%	56.2%

(1)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures calculated as presented in the tables above. We consider EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to be appropriate supplemental measures of our operating performance, along with net income, net income attributable to RMR Inc. and operating income. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because by excluding the effects of certain amounts, such as income tax expense, depreciation and amortization, other asset amortization, operating expenses paid in our common shares, separation costs, transaction and acquisition related costs, business email compromise fraud costs, impairment losses, unrealized losses on equity method investments accounted for under the fair value option, tax receivable agreement remeasurement due to enacted legislation commonly referred to as the Tax Cuts and Jobs Act, incentive business management fees earned, and certain other net adjustments, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may facilitate a comparison of current operating performance with our historical operating performance and with the performance of other asset management businesses. In addition, we believe that providing Adjusted EBITDA Margin may help investors assess our performance of our business by providing the margin that Adjusted EBITDA represents to our contractual management and advisory fees (excluding any incentive business management fees). EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to RMR Inc. or operating income as an indicator of our financial performance or as a measure of our liquidity. These measures should be considered in conjunction with net income, net income attributable to RMR Inc. and operating income as presented in our condensed consolidated statements of income. Also, other asset management businesses may calculate EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin differently than we do.

(2)
Contractual management and advisory fees are the base business management fees, property management fees and advisory fees we earn pursuant to our management and investment advisory agreements with our Client Companies. These amounts are calculated pursuant to the contractual formulas and do not deduct other asset amortization, which is required to be recognized as a reduction to management services revenues in accordance with GAAP, of $4,708 for the six months ended March 31, 2019, $9,416 for each of the fiscal years ended September 30, 2018, 2017 and 2016 and $2,999 for the fiscal year ended September 30, 2015. Contractual management and advisory fees also do not include the incentive business management fees of $120,094 that we recognized under GAAP during the six months ended March 31, 2019, which were earned for the calendar year 2018 or incentive business management fees of $155,881, $52,407, $62,633 recognized under GAAP during fiscal years ended September 30, 2018, 2017 and 2016, respectively, all of which were earned for the respective immediately preceding calendar year.

 THE OFFERING

Shares being offered by the selling shareholders	7,942,245 shares of our Class A common stock
Shares outstanding after this offering(1)	15,239,713 shares of our Class A common stock (as of June 14, 2019)
Nasdaq symbol	RMR
Use of proceeds

The selling shareholders will receive all of the net proceeds from the sale of our Class A common stock in this offering. We will not receive any proceeds from the sale of our Class A common stock by the selling shareholders in this offering. See "Use of Proceeds."

Conflicts of Interest

Affiliates of certain of the underwriters are lenders to the selling shareholders. We have been advised by each selling shareholder that it may use a portion of the net proceeds from this offering to reduce its outstanding indebtedness. Accordingly, affiliates of these underwriters may receive pro rata portions of the net proceeds from this offering to the extent such net proceeds are used to repay outstanding indebtedness under each selling shareholder's agreements under which they are lenders.

See "Underwriting (Conflicts of Interest)—Conflicts of Interest."
Risk Factors

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement, page 14 of our Annual Report, page 38 of our March 2019 Quarterly Report and page 2 of our Current Report on Form 8-K dated January 23, 2019, as updated by reports and documents we file with the SEC, as well as the other information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

(1)
Shares outstanding after this offering do not include (a) 102,470 unvested shares of Class A common stock awarded under our 2016 Omnibus Equity Plan, as of March 31, 2019, (b) 1,000,000 shares of Class B-1 common stock which may, at the option of its holder, be converted into shares of Class A common stock, on a one for one basis, as of March 31, 2019 and (c) 15,000,000 Class A Units of RMR LLC, which may, at the option of the holder, be redeemed for shares of Class A common stock, on a one for one basis, as of March 31, 2019.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk that may result in a loss of all or part of your investment. Before making an investment decision, you should carefully review the risk factors contained under the heading "Risk Factors" beginning on page 14 of our Annual Report, page 38 of our March 2019 Quarterly Report and page 2 of our Current Report on Form 8-K dated January 23, 2019, as updated by reports and documents we file with the SEC, as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. If any such risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

Risks Related to this Offering and our Class A Common Stock

The market price of our Class A common stock could be negatively affected by the sale of the significant number of shares in this offering.

        The selling shareholders are selling an aggregate of 7,942,245 shares of our Class A common stock in this offering, which represents approximately 52% of our outstanding shares of our Class A common stock as of June 14, 2019. The sale of this significant number of shares of our Class A common stock could result in a decrease of, and additional volatility in, the market price of our Class A common stock.

The market price of our Class A common stock may be volatile.

        We cannot predict what effect this offering may have on the price of our Class A common stock or the volume of the transactions involving our Class A common stock in the market. Sales of a substantial amount of our Class A common stock, such as the sale contemplated by this prospectus supplement, or the perception that such sales could occur, could adversely affect the liquidity of the market for our Class A common stock or its price. Large price changes or low volume may preclude you from buying or selling our Class A common stock at all, or at any particular price or during a time frame that satisfies your investment objectives.

        The price of our Class A common stock may be impacted by risks related to our business, our Client Companies, and our relationships with our controlling shareholder and our Client Companies, as further described in our SEC filings and including risks associated with acquisitions, dispositions and other activities by or between our Client Companies and our equity investments in TA and TRMT.

        For example, in April 2019, FVE and SNH entered into a transaction agreement to modify their existing business arrangements, including their leases and management agreements, and, in June 2019, HPT entered into a definitive agreement to acquire a net lease portfolio from SMTA. Both of these transactions are subject to certain closing conditions and the receipt of certain approvals, and there can be no assurance that these transactions will close on the current terms, anticipated timing or at all, or that the anticipated costs and benefits of these transactions will be as expected. Further, these transactions could be the subject of litigation or other challenges, including litigation and challenges asserting claims against us, RMR LLC or one or more of our directors, officers or employees. If SNH's, FVE's or HPT's business, properties, operating results or market capitalization are adversely impacted, or if claims are asserted against us, RMR LLC or one or more of our directors, officers or employees, our relationship with our Client Companies may be harmed, our revenues may decline, and the price of our Class A common stock may decline.

        In addition, we currently have equity investments in TA and TRMT (including shares of TRMT purchased in its recent public offering) and could have equity investments in other entities in the future. In the event that the market value of any of our equity investments declines below the carrying value of that investment, such as due to a decline in the share price of the equity investee, and we determine that such decline is other than temporary, we will be required to record an impairment in that investment to reduce the carrying value to its fair value. In particular, we recorded an impairment of $4.4 million on our investment in TRMT as of September 30, 2018 and, as a result of declines in its share price following that date and following its public offering, we may be required to record an additional impairment in the future in the event that we determine that such decline is other than temporary. If we record further impairments on any of our equity investments, the price of our Class A common stock may decline.

The reduced disclosure requirements applicable to us as an "emerging growth company" may make our Class A common stock less attractive to investors.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not "emerging growth companies," including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company until September 30, 2021. If some investors find our Class A common stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our Class A common stock, and the trading price of our Class A common stock may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions. We cannot predict if investors will find our Class A common stock less attractive because we rely on the JOBS Act exemptions.

Our shareholders' percentage ownership in us may be diluted in the future.

        Our shareholders' percentage ownership in us may be diluted in the future because of our future issuance of equity or equity linked securities and our grant of equity awards to our directors, executive officers and employees.

We may incur or issue debt or issue equity, which may negatively affect the market price of our Class A common stock.

        We may in the future incur or issue debt or issue equity or equity-related securities. In the event of our liquidation, lenders and holders of our debt and holders of our preferred stock (if any) would receive a distribution of our available assets before holders of our Class A common stock. Any future incurrence or issuance of debt would increase our interest cost and could adversely affect our results of operations and cash flows. We are not required to offer any additional equity securities to existing holders of our Class A common stock on a preemptive basis. Therefore, additional issuances of our Class A common stock, directly or through convertible, exercisable or exchangeable securities, warrants or options, will dilute the holdings of existing holders of our Class A common stock and such issuances, or the perception that such issuances may occur, may reduce the market price of our Class A common stock. Any preferred stock issued by us would likely have a preference on dividends or other distributions, including upon liquidation, and also could prohibit or limit our ability to make distributions to holders of our Class A common stock. Because our decision to incur or issue debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, holders of our Class A common stock bear the risk that our future incurrence or issuance of debt or issuance of equity or equity-related securities could negatively affect the market price of our Class A common stock.

Some investors may be precluded from investing in our Class A common stock as a result of our dual class capital structure, which may adversely affect the trading price of our Class A common stock.

        In July 2017, S&P Dow Jones, a provider of widely followed stock indices, announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in certain of their indices. As a result, our Class A common stock will likely not be eligible for these stock indices. In September 2017, FTSE Russell, another provider of widely followed stock indices, adopted rules requiring new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders. Many investment funds are precluded from investing in companies that are not included in such indices, and these funds would be unable to purchase our Class A common stock. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

Our dividend policy is subject to change.

        We currently plan to pay a regular quarterly cash dividend equal to $0.35 per share ($1.40 per share per year) to holders of our Class A common stock. However, the amount of distributions we may make in the future is not certain, and there is no assurance that future distributions will be made. The declaration and payment of dividends to our shareholders will be at the discretion of our board of directors, which may change the distribution policy or discontinue the payment of dividends at any time. Any change in our dividend policy could have a material adverse effect on the market price of our Class A common stock.

 USE OF PROCEEDS

        All of our Class A common stock offered by this prospectus supplement is being sold by the selling shareholders, and the selling shareholders will receive all of the net proceeds from the sale of such Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the selling shareholders in this offering. For more information about the selling shareholders, see "Selling Shareholders."

 SELLING SHAREHOLDERS

        The selling shareholders named in the table below are offering an aggregate of 7,942,245 shares of our Class A common stock. Such selling shareholders, which are managed by RMR LLC, acquired their shares of our Class A common stock on June 5, 2015 pursuant to a private transaction with RMR LLC and ABP Trust.

        Pursuant to one or more registration rights agreements with each of the selling shareholders covering the shares of our Class A common stock they own, we agreed to file this prospectus supplement. The selling shareholders have agreed to pay all the costs and expenses related to this offering, including those of us and our affiliates.

        For further information about our relationships with the selling shareholders, RMR LLC, ABP Trust and related person transactions, please see our March 2019 Quarterly Report, our Annual Report, our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders, or our Proxy Statement, and our other filings with the SEC, including Note 7 to our condensed consolidated financial statements included in our March 2019 Quarterly Report and the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions" and "Warning Concerning Forward-Looking Statements" of our March 2019 Quarterly Report, Note 6 to our consolidated financial statements included in our Annual Report and the sections captioned "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions" and "Warning Concerning Forward-Looking Statements" of our Annual Report and the section captioned "Related Person Transactions" and the information regarding our directors and executive officers included in our Proxy Statement, all of which are incorporated by reference into this prospectus supplement. In addition, please see the sections captioned "Risk Factors" above and in our Annual Report for descriptions of risks that may arise as a result of these and other such relationships and related person transactions.

        The following table sets forth the beneficial ownership of our Class A common stock by the selling shareholders immediately prior to and immediately after the completion of this offering by the selling shareholders. To our knowledge, the selling shareholders have sole voting and investment power with respect to all of the shares of our Class A common stock shown as beneficially owned by the selling shareholders. The percentages in the table below reflect beneficial ownership immediately prior to and immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is based on 15,239,713 shares of our Class A common stock outstanding as of June 14, 2019, which includes 7,942,245 shares of our Class A common stock to be sold by the selling shareholders.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
	Number	Percentage	Number	Percentage
Office Properties Income Trust	2,801,060	18.4%	—	—%
Senior Housing Properties Trust	2,637,408	17.3%	—	—%
Hospitality Properties Trust	2,503,777	16.4%	—	—%

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

        The following summary of material U.S. federal income and estate tax considerations is based on existing law, and is limited to non-U.S. holders of Class A common stock that hold shares of Class A common stock as investment assets rather than as inventory or as property used in a trade or business. For purposes of this discussion, a non-U.S. holder is any beneficial owner of Class A common stock that is not an entity (or other arrangement) treated as a partnership for federal tax purposes and is not a U.S. holder; the term U.S. holder means:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal tax laws;

  •
  an entity treated as a corporation for federal tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. holder is not overridden by an applicable tax treaty.

        If any entity (or other arrangement) treated as a partnership for federal tax purposes holds Class A common stock, the U.S. federal tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal tax purposes that is a holder of our shares and the partners in such a partnership (as determined for federal tax purposes) are urged to consult their tax advisors with respect to the U.S. federal, state, local, and non-U.S. income and other tax consequences of acquiring, holding, and disposing of Class A common stock.

        This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not consider the non-income tax consequences or the state, local, or non-U.S. tax consequences of an investment in Class A common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal tax laws (including a non-U.S. holder whose investment in Class A common stock is effectively connected with the conduct of a trade or business in the United States, a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A common stock as compensation). This summary is based upon the Internal Revenue Code of 1986, as amended, or the IRC, existing and proposed Treasury regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

        The discussion included herein is only a summary. Accordingly, we urge shareholders to consult their tax advisors with respect to the U.S. federal, state, local, and non-U.S. income and other tax consequences of acquiring, holding, and disposing of Class A common stock.

Dividends

        Any dividend paid to a non-U.S. holder with respect to Class A common stock will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). A non-U.S. holder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits.

Dispositions

        A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding in respect of any gain on a sale, exchange, or other taxable disposition of Class A common stock unless Class A common stock constitutes a "U.S. real property interest" by reason of our status as a "U.S. real property holding corporation," or USRPHC, under Section 897 of the IRC during the applicable statutory period. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

U.S. Federal Estate Taxes

        Class A common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting, Backup Withholding, and Foreign Account Withholding

        A non-U.S. holder will generally be required to comply with certain certification procedures to establish that such non-U.S. holder is not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and a non-U.S. holder the amount of any distributions paid to such non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld, if any, may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against such non-U.S. holder's U.S. federal tax liability, provided that certain required information is provided on a timely basis to the IRS.

        Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% U.S. withholding tax on applicable payments to non-U.S. persons, notwithstanding any otherwise applicable provisions of an income tax treaty. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States owned foreign entities" (each as defined in the IRC and administrative guidance thereunder), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of dividends on Class A common stock. In general, to avoid withholding, any non-U.S. intermediary through which a shareholder owns Class A common stock must establish its compliance with the foregoing regime, and a non-U.S. holder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect U.S. owners. Non-U.S. holders who hold our shares through a non-U.S. intermediary are encouraged to consult their own tax advisors regarding foreign account tax compliance.

 UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, BofA Securities, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are serving as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to the underwriters, the number of shares of our Class A common stock listed opposite their names below:

Underwriter	Number of shares of our Class A common stock
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
BofA Securities, Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
B. Riley FBR, Inc.
JMP Securities LLC
Oppenheimer & Co. Inc.

Total	7,942,245

        The underwriters have agreed to purchase all of the shares of our Class A common stock sold under the underwriting agreement if any of the shares of our Class A common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares of our Class A common stock, subject to prior sale by the selling shareholders, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions, Discounts and Expenses

        The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares of our Class A common stock to the public at the public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the public offering, the public offering price and concession may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to the selling shareholders.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

        The expenses of this offering, not including the underwriting discount, are estimated to be approximately $            and are payable by the selling shareholders.

No Sales of Similar Securities

        We, our executive officers, our directors, ABP Trust and the selling shareholders have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our Class A common stock, our Class B-1 common stock or our Class B-2 common stock, or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, our Class B-1 common stock or our Class B-2 common stock, and not to take certain other actions relating to our Class A common stock, our Class B-1 common stock or our Class B-2 common stock for a period of 180 days (with respect to us, our executive officers, our directors and ABP Trust) and 90 days (with respect to the selling shareholders) after the date of this prospectus supplement without the prior written consent of Citigroup Global Markets Inc.

Listing

        Our Class A common stock is listed on Nasdaq under the symbol "RMR."

Price Stabilization and Short Positions

        Until the distribution of the shares of our Class A common stock is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the underwriters may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in our Class A common stock in connection with this offering, i.e., if they sell more shares of our Class A common stock than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares of our Class A common stock in the open market. Purchases of shares of our Class A common stock to stabilize their price or to reduce a short position may cause the price of our Class A common stock to be higher than it might be in the absence of such purchases.

        Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus supplement. The representatives may agree to allocate a number of shares of our Class A common stock to underwriters for sale to their online brokerage account holders.

Conflicts of Interest

        Affiliates of certain of the underwriters are lenders to the selling shareholders. We have been advised by each selling shareholder that it may use a portion of the net proceeds from this offering to reduce its outstanding indebtedness. Accordingly, affiliates of these underwriters may receive pro rata portions of the net proceeds from this offering to the extent such net proceeds are used to repay outstanding indebtedness under each selling shareholder's agreements under which they are lenders.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other dealings in the ordinary course of business with us or the selling shareholders. They have received, and may in the future receive, customary fees and commissions for these engagements.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours, the selling shareholders or our or the selling shareholders' affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our Class A common stock which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus may be made to the public in that Relevant Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Class A common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of shares of our Class A common stock is made or who receives any communication in respect of an offer of our Class A common stock, or who initially acquires any shares of our Class A common stock will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriters and us that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our Class A common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares of our Class A common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of our Class A common stock have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares of our Class A common stock to it is not treated under the Prospectus Directive as having been made to such persons.

        We and the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of our Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our Class A common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our Class A common stock which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of shares of our Class A common stock to the public" in relation to any shares of our Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in the Relevant Member State.

        The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the shares of our Class A common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom's Financial Services and Markets Act 2000, as amended, or the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the shares of our Class A common stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or accompanying prospectus or any of their contents.

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our Class A common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

        All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this prospectus supplement or the accompanying prospectus nor any other offering material relating to the shares of our Class A common stock described in this prospectus supplement or the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement or the accompanying prospectus nor any other offering material relating to the shares of our Class A common stock has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares of our Class A common stock to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares of our Class A common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of our Class A common stock may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

        Our Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our Class A common stock must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        Our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the People's Republic of China

        This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People's Republic of China, or the PRC, and our Class A common stock which is the subject of this prospectus supplement and the accompanying prospectus may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

        Our Class A common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our Class A common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares of our Class A common stock offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). The shares of our Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in South Korea

        Our Class A common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our Class A common stock has not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, our Class A common stock may not be re-sold to South Korean residents unless the purchaser of our Class A common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with such purchase.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of our Class A common stock in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, the shares of our Class A common stock may not be offered or sold, or be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock, may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor, pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

        It is a condition of the offer that where the shares of our Class A common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

  (a)
  a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

  (b)
  a trust (where the trustee is not an Accredited Investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares of our Class A common stock except:

  (a)
  to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law; or

  (d)
  as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Taiwan

        Our Class A common stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of our Class A common stock in Taiwan.

Notice to Prospective Investors in United Arab Emirates

UAE

        The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. This offering does not constitute a public offer of our Class A common stock in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, or otherwise. Our Class A common stock may not be offered to the public in the UAE and/or any of the free zones. Our Class A common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Dubai International Financial Centre

        This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. This prospectus supplement and the accompanying prospectus must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement and the accompanying prospectus. Our shares of our Class A common stock to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of shares of our Class A common stock offered should conduct their own due diligence on our Class A common stock. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the shares of our Class A common stock. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, our counsel, Sullivan & Worcester LLP, our counsel with respect to certain tax matters, and Sidley Austin LLP, New York, New York, counsel to the underwriters, will also each issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Venable LLP also represent the selling shareholders and certain of their affiliates and us and certain of our affiliates and related parties, including RMR LLC, the manager of the selling shareholders, on various matters.

EXPERTS

        The consolidated financial statements of The RMR Group Inc. appearing in The RMR Group Inc.'s Annual Report (Form 10-K) for the fiscal year ended September 30, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information filed with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we subsequently file with the SEC will automatically update and supersede the information below with respect to us. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 3, 2018;

  •
  our Quarterly Reports on Form 10-Q for the periods ended December 31, 2018 and March 31, 2019, filed with the SEC on February 7, 2019 and May 10, 2019, respectively;

  •
  our Current Reports on Form 8-K dated January 23, 2019, April 3, 2019 and June 13, 2019;

  •
  the information identified as incorporated by reference under Part III of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, from our Definitive Proxy Statement on Schedule 14A for our 2019 annual meeting of shareholders filed with the SEC on January 23, 2019; and

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendments or reports filed for the purpose of updating that description (File No. 001-37616).

        We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.

        You may request a copy of any of these filings (excluding exhibits other than those which we specifically incorporate by reference in this prospectus supplement or the accompanying prospectus), at no cost, by writing, or telephoning us at the following address:

The RMR Group Inc.
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1643
Attention: Secretary
Telephone: (617) 796-8320

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC's website at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus.

        Our SEC filings are also available on our website, http://www.rmrgroup.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are expressly incorporated by reference, as set forth under "Incorporation of Certain Information By Reference" in this prospectus supplement) is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

 WARNING CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents that are incorporated herein or therein by reference contain forward-looking statements within the meaning of the private securities litigation reform act of 1995 and other securities laws. Our forward-looking statements reflect our current views, intents and expectations with respect to, among other things, our operations and financial performance. Our forward-looking statements can be identified by the use of words such as "outlook," "believe," "expect," "potential," "will," "may," "estimate," "anticipate" and derivatives or negatives of such words or similar words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be factors that could cause actual outcomes or results to differ materially from those stated or implied in these statements. We believe these factors include, but are not limited to the following:

  •
  substantially all our revenues are derived from services to a limited number of Client Companies;

  •
  our revenues are highly variable;

  •
  changing market conditions, including rising interest rates that may adversely impact our Client Companies and our business with them;

  •
  potential terminations of our management agreements with our Client Companies;

  •
  our ability to expand our business depends upon the growth and performance of our Client Companies and our ability to obtain or create new clients for our business and is often dependent upon circumstances beyond our control;

  •
  the ability of our client companies to operate their businesses profitably;

  •
  litigation risks;

  •
  risks related to acquisitions, dispositions and other activities by or among our Client Companies, including HPT's agreement to acquire a net lease portfolio from SMTA and the transaction agreement between FVE and SNH, including, without limitation, whether such transactions will close on the current terms, anticipated timing or at all, or that the anticipated costs and benefits of such transactions will be as expected;

  •
  risks related to potential impairment of our equity investments;

  •
  allegations, even if untrue, of any conflicts of interest arising from our management activities;

  •
  our ability to retain the services of our managing directors and other key personnel; and

  •
  risks associated with and costs of compliance with laws and regulations, including securities regulations, exchange listing standards and other laws and regulations affecting public companies.

For example:

  •
  We have a limited number of Client Companies. We have long term contracts with our Managed Equity REITs; however, the other contracts under which we earn our revenues are for shorter terms, and the long term contracts with our Managed Equity REITs may be terminated in certain circumstances. The termination or loss of any of our management contracts may have a material adverse impact upon our revenues, profits, cash flows and business reputation.

  •
  Our management fees earned from our Managed Equity REITs are calculated based upon the lower of each REIT's cost of its applicable assets and such REIT's market capitalization. Our management fees earned from our Managed Operators are calculated based upon certain revenues from each operator's business. Accordingly, our future revenues, income and cash flows will decline if the business activities, assets or market capitalizations of our Client Companies decline.

  •
  The fact that we earned significant incentive business management fees from certain Managed Equity REITs in the calendar years 2018 and 2017 may imply that we will earn incentive business management fees in future years. The incentive business management fees which we may earn from our Managed Equity REITs are based upon total returns realized by the REITs' shareholders compared to the total shareholders return of certain identified indices. We have only limited control over the total returns realized by shareholders of our Managed Equity REITs and effectively no control over indexed total returns. There can be no assurance that we will earn any incentive business management fees in the future.

  •
  We currently intend to pay a regular quarterly dividend of $0.35 per share of Class A common stock and Class B-1 common stock. Our dividends are declared and paid at the discretion of our board of directors. Our board may consider many factors when deciding whether to declare and pay dividends, including our current and projected earnings, our cash flows and alternative uses for any available cash. Our board may decide to lower or even eliminate our dividends. There can be no assurance that we will continue to pay any regular dividends or with regard to the amount of dividends we may pay.

  •
  We have undertaken new initiatives and are considering other initiatives to grow our business and any actions we may take to grow our business may not be successful. In addition, any investments or repositioning of the properties we or our Client Companies may make or pursue may not increase the value of the applicable properties or offset the decline in value those properties may otherwise experience.

  •
  RMR LLC's $100.0 million commitment to the Open End Fund is expected to be drawn by the Open End Fund within the next 12 months. The acquisition environment for office properties in the United States is competitive and the fund may not be successful in drawing and investing all, or any, of this capital within one year or otherwise.

  •
  The settlement of this offering is subject to various conditions and contingencies as are customary in underwriting agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, this offering may be delayed or may not be completed.

        There are or will be additional important factors that could cause business outcomes or financial results to differ materially from those stated or implied in our forward-looking statements. For example, changing market conditions, including rising interest rates, may lower the market value of our Managed Equity REITs or cause the revenues of our Managed Operators to decline and, as a result, our revenues may decline.

        We have based our forward-looking statements on our current expectations about future events that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, our forward-looking statements should not be relied on as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected or implied in our forward-looking statements. The matters discussed in this warning should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

PROSPECTUS

THE RMR GROUP INC.

$500,000,000

CLASS A COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS

and

8,000,000 SHARES OF CLASS A COMMON STOCK
Offered by Selling Security Holders

        This prospectus relates to Class A common stock, preferred stock (including convertible preferred stock), depositary shares (including convertible depositary shares), debt securities (including convertible debt securities) and warrants for Class A common stock, preferred stock or debt securities which we may offer and sell from time to time in one or more offerings up to an aggregate public offering price of $500,000,000. The selling security holders may also offer and sell up to 8,000,000 shares of our Class A common stock from time to time. We will not receive any of the proceeds from the sale of our shares of Class A common stock by the selling security holders. We or the selling security holders may sell these securities to or through underwriters or dealers, directly to investors or through agents. We will specify the prices, amounts and terms of the securities and the names of any underwriters, dealers or agents in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Our Class A common stock is listed on The Nasdaq Stock Market LLC, or the Nasdaq, under the symbol "RMR." If any other securities offered by this prospectus will be listed on a securities exchange, such listing will be described in the applicable prospectus supplement.

        Investment in our securities involves risks, including those described under "Risk Factors" beginning on page 9 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2019.

i

ABOUT THIS PROSPECTUS

        References in this prospectus to "we," "us," "our," "RMR Inc.," or the "Company" mean The RMR Group Inc. and its consolidated subsidiaries, unless the context otherwise requires.

        This prospectus is part of a Registration Statement on Form S-3, or the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under this shelf registration process, we may sell Class A common stock, preferred stock (including convertible preferred stock), depositary shares (including convertible depositary shares), debt securities (including convertible debt securities) and warrants for Class A common stock, preferred stock or debt securities from time to time in one or more offerings up to an aggregate public offering price of $500,000,000. In addition, certain of our security holders may sell up to 8,000,000 shares of Class A common stock from time to time in one or more offerings.

        This prospectus provides you with a general description of the securities we and the selling security holders may offer, which is not meant to be a complete description of each security. Each time we or any selling security holders offer, issue or sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the prices, amounts and terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, and any related free writing prospectus that we prepare, together with additional information described below under the headings "Where You Can Find More Information" and "Incorporation of Certain Information By Reference." If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or any such free writing prospectus, you should rely on the information in the applicable prospectus supplement or such free writing prospectus.

        You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the selling security holders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling security holders will make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any applicable prospectus supplement, and any related free writing prospectus that we prepare, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any applicable prospectus supplement, is accurate only as of the date on the front cover of the documents containing the information.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC's Internet site at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

        Our SEC filings are also available on our website, http://www.rmrgroup.com. The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

        This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

  (a)
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 3, 2018;

  (b)
  the information identified as incorporated by reference under Part III of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, from our definitive proxy statement for our 2019 annual meeting of stockholders filed with the SEC on January 23, 2019;

  (c)
  our Current Report on Form 8-K, filed with the SEC on January 23, 2019; and

  (d)
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendments or reports filed for the purpose of updating that description (File No. 001-37616).

        We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.

        The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:

  The RMR Group Inc.
  Two Newton Place, 255 Washington Street, Suite 300
  Newton, Massachusetts 02458-1643
  Attention: Secretary
  Telephone: (617) 796-8320

 WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN CONTAIN STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," "WILL," "MAY" AND NEGATIVES AND DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THESE AND OTHER UNEXPECTED RESULTS MAY BE CAUSED BY VARIOUS FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL, INCLUDING:

  •
  SUBSTANTIALLY ALL OF OUR REVENUES BEING DERIVED FROM SERVICES TO A LIMITED NUMBER OF CLIENT COMPANIES (AS DEFINED HEREIN);

  •
  OUR REVENUES ARE HIGHLY VARIABLE;

  •
  CHANGING MARKET CONDITIONS, INCLUDING RISING INTEREST RATES MAY ADVERSELY IMPACT OUR CLIENT COMPANIES AND OUR BUSINESS WITH THEM;

  •
  POTENTIAL FOR TERMINATION OF OUR MANAGEMENT AGREEMENTS WITH OUR CLIENT COMPANIES;

  •
  OUR ABILITY TO EXPAND OUR BUSINESS DEPENDS UPON THE GROWTH AND PERFORMANCE OF OUR CLIENT COMPANIES AND OUR ABILITY TO OBTAIN OR CREATE NEW CLIENTS FOR OUR BUSINESS AND TO SUCCESSFULLY EXECUTE ON NEW BUSINESS VENTURES AND INVESTMENTS WE MAY PURSUE AND IS OFTEN DEPENDENT UPON CIRCUMSTANCES BEYOND OUR CONTROL;

  •
  LITIGATION RISKS;

  •
  ALLEGATIONS, EVEN IF UNTRUE, OF ANY CONFLICTS OF INTEREST ARISING FROM OUR MANAGEMENT ACTIVITIES;

  •
  OUR ABILITY TO RETAIN THE SERVICES OF OUR MANAGING DIRECTORS AND OTHER KEY PERSONNEL; AND

  •
  RISKS ASSOCIATED WITH AND COSTS OF COMPLIANCE WITH LAWS AND REGULATIONS, INCLUDING SECURITIES REGULATIONS, EXCHANGE LISTING STANDARDS AND OTHER LAWS AND REGULATIONS AFFECTING PUBLIC COMPANIES.

FOR EXAMPLE:

  •
  WE HAVE A LIMITED NUMBER OF CLIENT COMPANIES. WE HAVE LONG TERM CONTRACTS WITH OUR MANAGED EQUITY REITS (AS DEFINED HEREIN); HOWEVER, THE OTHER CONTRACTS UNDER WHICH WE EARN OUR REVENUES ARE FOR SHORTER TERMS, AND THE LONG TERM CONTRACTS WITH OUR MANAGED EQUITY REITS MAY BE TERMINATED IN CERTAIN CIRCUMSTANCES. THE TERMINATION OR LOSS OF ANY OF OUR MANAGEMENT CONTRACTS MAY HAVE A MATERIAL ADVERSE IMPACT UPON OUR REVENUES, PROFITS, CASH FLOWS AND BUSINESS REPUTATION.

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  OUR MANAGEMENT FEES FROM OUR MANAGED EQUITY REITS ARE CALCULATED BASED UPON THE LOWER OF EACH REIT'S COST OF ITS APPLICABLE ASSETS AND SUCH REIT'S MARKET CAPITALIZATION. OUR MANAGEMENT FEES FROM OUR MANAGED OPERATORS (AS DEFINED HEREIN) ARE CALCULATED BASED UPON CERTAIN REVENUES FROM EACH OPERATOR'S BUSINESS. ACCORDINGLY, OUR FUTURE REVENUES, INCOME AND CASH FLOWS WILL DECLINE IF THE BUSINESS ACTIVITIES, ASSETS OR MARKET CAPITALIZATIONS OF OUR CLIENT COMPANIES DECLINE.

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  THE FACT THAT WE EARNED SIGNIFICANT INCENTIVE BUSINESS MANAGEMENT FEES FROM CERTAIN OF OUR MANAGED EQUITY REITS IN CALENDAR YEARS 2017, 2016 AND 2015 MAY IMPLY THAT WE WILL EARN INCENTIVE BUSINESS MANAGEMENT FEES FOR CALENDAR YEAR 2018 OR IN FUTURE YEARS. THE INCENTIVE BUSINESS MANAGEMENT FEES THAT WE MAY EARN FROM OUR MANAGED EQUITY REITS ARE BASED UPON TOTAL RETURNS REALIZED BY THE REITS' STOCKHOLDERS COMPARED TO THE TOTAL STOCKHOLDERS RETURN OF CERTAIN IDENTIFIED INDICES. WE HAVE ONLY LIMITED CONTROL OVER THE TOTAL RETURNS REALIZED BY STOCKHOLDERS OF THE MANAGED EQUITY REITS AND EFFECTIVELY NO CONTROL OVER INDEXED TOTAL RETURNS. THERE CAN BE NO ASSURANCE THAT WE WILL EARN INCENTIVE BUSINESS MANAGEMENT FEES FOR 2018 OR IN THE FUTURE.

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  WE CURRENTLY INTEND TO PAY A REGULAR QUARTERLY DIVIDEND OF $0.35 PER CLASS A COMMON SHARE AND CLASS B-1 COMMON SHARE. OUR DIVIDENDS ARE DECLARED AND PAID AT THE DISCRETION OF OUR BOARD OF DIRECTORS. OUR BOARD MAY CONSIDER MANY FACTORS WHEN DECIDING WHETHER TO DECLARE AND PAY DIVIDENDS, INCLUDING OUR CURRENT AND PROJECTED EARNINGS, OUR CASH FLOWS AND ALTERNATIVE USES FOR ANY AVAILABLE CASH. OUR BOARD MAY DECIDE TO LOWER OR EVEN ELIMINATE OUR DIVIDENDS. THERE CAN BE NO ASSURANCE THAT WE WILL CONTINUE TO PAY ANY REGULAR DIVIDENDS OR WITH REGARD TO THE AMOUNT OF DIVIDENDS WE MAY PAY.

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  WE ARE CONSIDERING WAYS TO GROW OUR BUSINESS AND THE BUSINESS OF CERTAIN OF OUR CLIENT COMPANIES IN RESPONSE TO THE CHANGES THAT ARE OCCURRING IN THE METHODS AND LOCATIONS OF RETAIL SALES FROM STORES AND SHOPPING MALLS TO E-COMMERCE PLATFORMS. WE BELIEVE THAT THIS INDUSTRY CHANGE MAY REDUCE THE VALUE OF TRADITIONAL RETAIL PROPERTIES AND INCREASE THE VALUE OF INDUSTRIAL AND LOGISTICS PROPERTIES THAT WILL OVERWHELM CYCLICAL TRENDS. ANY ACTIONS WE MAY TAKE TO GROW OUR BUSINESS OR THE BUSINESS OF OUR CLIENT COMPANIES IN RESPONSE TO THESE CHANGES MAY NOT BE SUCCESSFUL. IN ADDITION, ANY INVESTMENTS OR REPOSITIONING OF PROPERTIES WE OR OUR CLIENT COMPANIES MAY MAKE OR PURSUE MAY NOT INCREASE THE VALUE OF THE APPLICABLE PROPERTIES OR OFFSET THE DECLINE IN VALUE THOSE PROPERTIES MAY OTHERWISE EXPERIENCE.

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  WE EXPECT THAT RMR LLC'S $100.0 MILLION COMMITMENT TO THE RMR OFFICE PROPERTY FUND LP WILL BE DRAWN AND INVESTED BY THE FUND WITHIN CALENDAR YEAR 2019. THE ACQUISITION ENVIRONMENT FOR OFFICE PROPERTIES IN THE UNITED STATES IS COMPETITIVE AND THE FUND MAY NOT BE SUCCESSFUL IN DRAWING AND INVESTING ALL, OR ANY, OF THIS CAPITAL WITHIN ONE YEAR OR OTHERWISE.

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  OUR BOARD OF DIRECTORS HAS AGREED TO POSSIBLE AMENDMENTS TO OUR BUSINESS MANAGEMENT AGREEMENTS WITH GOV AND ILPT (EACH AS DEFINED HEREIN) WHEREBY, FOR PERIODS BEGINNING ON AND AFTER JANUARY 1, 2019, THE BUSINESS MANAGEMENT AGREEMENT FOR GOV WOULD USE THE SNL U.S. OFFICE REIT INDEX AND THE BUSINESS MANAGEMENT AGREEMENT FOR ILPT WOULD USE THE SNL U.S. INDUSTRIAL REIT INDEX, RATHER THAN THE SNL U.S. REIT EQUITY INDEX, TO CALCULATE THE BENCHMARK RETURN PER SHARE, AS DEFINED, FOR PURPOSES OF DETERMINING THE INCENTIVE MANAGEMENT FEE, IF ANY, PAYABLE TO US BY GOV AND ILPT, RESPECTIVELY. HOWEVER, THESE AMENDMENTS WOULD REQUIRE THE APPROVAL OF THE COMPENSATION COMMITTEE OF THE GOV BOARD OF TRUSTEES AND THE COMPENSATION COMMITTEE OF THE ILPT BOARD OF TRUSTEES, RESPECTIVELY, AND, WITH RESPECT TO THE GOV BUSINESS MANAGEMENT AGREEMENT, WOULD ONLY BE ENTERED INTO IF THE PROPOSED MERGER OF GOV AND SIR IS CONSUMMATED.

        THERE ARE OR WILL BE ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE BUSINESS OUTCOMES OR FINANCIAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED IN OUR FORWARD LOOKING STATEMENTS. FOR EXAMPLE, CHANGING MARKET CONDITIONS, INCLUDING RISING INTEREST RATES, MAY LOWER THE MARKET VALUE OF OUR MANAGED EQUITY REITS OR CAUSE THE REVENUES OF OUR MANAGED OPERATORS TO DECLINE AND, AS A RESULT, OUR REVENUES MAY DECLINE.

        WE HAVE BASED OUR FORWARD LOOKING STATEMENTS ON OUR CURRENT EXPECTATIONS ABOUT FUTURE EVENTS THAT WE BELIEVE MAY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. BECAUSE FORWARD LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH CANNOT BE PREDICTED OR QUANTIFIED, OUR FORWARD LOOKING STATEMENTS SHOULD NOT BE RELIED ON AS PREDICTIONS OF FUTURE EVENTS. THE EVENTS AND CIRCUMSTANCES REFLECTED IN OUR FORWARD LOOKING STATEMENTS MAY NOT BE ACHIEVED OR OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN OUR FORWARD LOOKING STATEMENTS. THE MATTERS DISCUSSED IN THIS WARNING SHOULD NOT BE CONSTRUED AS EXHAUSTIVE AND SHOULD BE READ IN CONJUNCTION WITH THE OTHER CAUTIONARY STATEMENTS THAT ARE INCLUDED IN ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.

 THE COMPANY

        The RMR Group Inc., or RMR Inc., is a holding company incorporated as a Maryland corporation on May 28, 2015 and substantially all of its business is conducted by its majority owned subsidiary, The RMR Group LLC, or RMR LLC. RMR LLC is a Maryland limited liability company. RMR Inc. serves as the sole managing member of RMR LLC and, in that capacity, operates and controls the business and affairs of RMR LLC.

        As of June 30, 2018, RMR Inc. owns 15,174,463 class A membership units of RMR LLC, or Class A Units, and 1,000,000 class B membership units of RMR LLC, or Class B Units. The aggregate RMR LLC membership units RMR Inc. owns represent approximately 52.0% of the economic interest of RMR LLC. ABP Trust, historically a Massachusetts business trust, and, as of January 20, 2016, a Maryland statutory trust, owns 15,000,000 redeemable Class A Units, representing approximately 48.0% of the economic interest of RMR LLC. Adam D. Portnoy, one of our Managing Directors, is the sole trustee of our controlling stockholder, ABP Trust, and owns a majority of ABP Trust's voting securities.

        Our business primarily consists of providing management services to five publicly traded real estate investment trusts, or our Managed Equity REITs (collectively, Government Properties Income Trust, a Maryland real estate investment trust, including its subsidiaries, or GOV; Hospitality Properties Trust, a Maryland real estate investment trust, including its subsidiaries, or HPT; Industrial Logistics Properties Trust, a Maryland real estate investment trust, including its subsidiaries, or ILPT; Select Income REIT, a Maryland real estate investment trust, including its subsidiaries, or SIR; and Senior Housing Properties Trust, a Maryland real estate investment trust, including its subsidiaries, or SNH), and three real estate operating companies, or our Managed Operators (collectively, Five Star Senior Living Inc., a Maryland corporation, including its subsidiaries; Sonesta International Hotels Corporation, a Maryland corporation, including its subsidiaries; and TravelCenters of America LLC, a Delaware limited liability company, including its subsidiaries, or TA). Since its founding in 1986, RMR LLC has substantially grown the amount of real estate assets under management and the number of real estate businesses it manages. As of September 30, 2018, we had $30.1 billion of assets under management. Our assets under management include more than 1,700 properties, which are primarily owned by our Managed Equity REITs.

        As manager of the Managed Equity REITs, we are responsible for implementing investment strategies and managing day to day operations, subject to supervision and oversight by each Managed Equity REIT's board of trustees. The Managed Equity REITs have no employees, and we provide the personnel and services necessary for each Managed Equity REIT to conduct its business. The Managed Equity REITs invest in diverse income producing properties as follows:

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  Government Properties Income Trust (Nasdaq: GOV) primarily owns office properties leased to the U.S. government, state and other governments, government contractors, as well as various other nongovernmental organizations.

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  Hospitality Properties Trust (Nasdaq: HPT) primarily owns hotel and travel center properties.

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  Industrial Logistics Properties Trust (Nasdaq: ILPT) primarily owns industrial properties located on the island of Oahu, Hawaii, as well as various other industrial and logistics properties.

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  Select Income REIT (Nasdaq: SIR) primarily owns office properties that are leased to single tenants. ILPT is a majority owned consolidated subsidiary of SIR.

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  Senior Housing Properties Trust (Nasdaq: SNH) primarily owns independent and assisted living communities, continuing care retirement communities, nursing homes, wellness centers and properties leased to medical service providers, clinics, biotech laboratory tenants and other life science related businesses.

        On September 14, 2018, SIR and GOV entered into a merger agreement pursuant to which, on the terms and subject to the conditions set forth in the merger agreement, SIR would merge into a subsidiary of GOV. Immediately after that merger, GOV expects its subsidiary to merge with and into GOV, with GOV as the surviving entity, and GOV would change its name to "Office Properties Income Trust," following which its ticker symbol on Nasdaq would be changed to "OPI." In connection with this proposed merger of GOV and SIR, we have agreed to waive our right to receive payment of the termination fee otherwise due under our business and property management agreements with SIR upon the termination of those agreements when the merger is consummated, as after the merger is consummated, we will continue to manage the combined company under our existing business and property management agreements with GOV and will continue to manage ILPT under our existing business and property management agreements with ILPT. Upon consummation of this merger and termination of SIR's business management agreement, we would also be eligible to receive a pro rata portion of the then current year's incentive fee, if earned. The measurement period for such pro rata incentive fee is the prior two full calendar years plus the period from the end of the last full calendar year through the closing date of the merger. The completion of the merger is subject to the satisfaction of various conditions. Accordingly, no assurance can be given that the merger will be consummated. In the event the merger is consummated, Office Properties Income Trust would continue to be managed by RMR LLC, pursuant to GOV's existing business and property management agreements with RMR LLC.

        Our board of directors, or our board, has agreed to possible amendments to our business management agreements with GOV and ILPT whereby, for periods beginning on and after January 1, 2019, the business management agreement for GOV would use the SNL U.S. Office REIT Index and the business management agreement for ILPT would use the SNL U.S. Industrial REIT Index, rather than the SNL U.S. REIT Equity Index, to calculate the benchmark return per share, as defined, for purposes of determining the incentive management fee, if any, payable to us by GOV and ILPT, respectively. These amendments would require the approval of the compensation committee of the GOV board of trustees and the compensation committee of the ILPT board of trustees, respectively, and, with respect to the GOV business management agreement, would only be entered into if the proposed merger of GOV and SIR is consummated.

        We also provide management services to the Managed Operators that have diverse businesses as follows:

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  Five Star Senior Living Inc. (Nasdaq: FVE) is a national healthcare and senior living services company that operates senior living communities, including independent living, assisted living, continuing care and skilled nursing facilities, many of which are owned by SNH.

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  Sonesta International Hotels Corporation manages and franchises an international collection of hotels, resorts and cruise ships offering upscale and extended stay accommodations to travelers, including hotels in the United States owned by HPT.

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  TravelCenters of America LLC (Nasdaq: TA) operates, leases and franchises a national chain of full service travel centers located along the U.S. Interstate Highway System, many of which are owned by HPT. TA also owns and operates standalone restaurants.

        RMR Advisors LLC, or RMR Advisors, a wholly owned subsidiary of RMR LLC, is an investment advisor registered with the SEC, which provides investment advisory services to the RMR Real Estate Income Fund (NYSE MKT: RIF), or RIF, a closed end investment company focused on investing in real estate securities, including real estate investment trusts, or REITs, and other dividend paying securities (excluding our Client Companies, as defined below).

        On August 5, 2016, we acquired certain assets of Tremont Realty Capital LLC, or the Tremont business, which principally originates and manages real estate debt and debt-like financings. As part of this transaction, Tremont Realty Advisors LLC, or Tremont Advisors, a wholly owned subsidiary of RMR LLC formed in 2016 and an investment advisor registered with the SEC, was assigned the investment management contracts of the Tremont business. Effective September 18, 2017, Tremont Advisors also manages Tremont Mortgage Trust (Nasdaq: TRMT), a mortgage REIT that was created to focus primarily on originating or investing in first mortgage loans secured by middle market and transitional commercial real estate.

        On July 31, 2018, RMR LLC entered into a transaction agreement pursuant to which RMR LLC committed to contribute up to $100.0 million and, on September 1, 2018, ABP Trust contributed $206.0 million of owned office properties to a newly formed private open end real estate fund, the RMR Office Property Fund LP, or the Private Fund. The Private Fund is focused on the acquisition, ownership and leasing of a diverse portfolio of commercial office properties throughout the United States. The Private Fund's General Partner is a wholly owned subsidiary of ABP Trust, and RMR LLC and ABP Trust are limited partners of the Private Fund. Effective September 1, 2018, RMR LLC provides administrative and property management services to the Private Fund.

        In addition, we provide management services to certain other businesses, including Affiliates Insurance Company, or AIC, an Indiana insurance company, and ABP Trust. We refer to the Managed Equity REITs, Managed Operators, RIF, AIC, ABP Trust, the Private Fund, TRMT, and the clients of the Tremont business as our Client Companies. We refer to the Managed Equity REITs and TRMT collectively as the Managed REITs.

Corporate Information

        We are a corporation incorporated under Maryland law. Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts, 02458-1643 and our telephone number is (617) 796-8320. Our internet website address is www.rmrgroup.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are expressly incorporated by reference, as set forth under "Incorporation of Certain Information By Reference") is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk that may result in a loss of all or part of your investment. Before making an investment decision, you should carefully review the risk factors contained under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2018, and any risk factors that we may describe in our other filings with the SEC, including our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. We will set forth in a prospectus supplement relating to a specific offering any intended use for the net proceeds received from the sale of securities in that offering. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities. We may invest the net proceeds temporarily until we use them for their stated purpose. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

 DESCRIPTION OF CAPITAL STOCK

        We have summarized below general terms and conditions of the capital stock that we may offer and sell pursuant to this prospectus. The following summary description of our capital stock is based on the provisions of the Maryland General Corporation Law, or MGCL, our charter, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the MGCL, as it may be amended from time to time, and to the terms of our charter and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

        Our charter authorizes us to issue 31,600,000 shares of Class A common stock, par value $0.001 per share, 1,000,000 shares of Class B-1 common stock, par value $0.001 per share, and 15,000,000 shares of Class B-2 common stock, par value $0.001 per share. As permitted by the MGCL and our bylaws, our board has authorized the issuance of shares of capital stock in uncertificated form. Unless our board determines otherwise, all shares of our capital stock will be issued in uncertificated form.

        The number of authorized shares of any class may be increased or decreased by an amendment to our charter approved by a majority of our entire board and without any action by the stockholders. Our board may authorize the issuance from time to time of shares of stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, for such consideration as our board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the bylaws. Our board may, by articles supplementary, classify any unissued shares of stock of the company or reclassify any previously classified but unissued shares of stock of the company from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of stock. Prior to issuance of classified or reclassified shares of any class or series, our board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the company; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the company outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the company to file articles supplementary with the State Department of Assessments and Taxation of Maryland. The rights, preferences and privileges of our common stock and common stockholders are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that our board may create, designate or issue in the future.

        As of June 30, 2018, we had 15,174,463 shares of Class A common stock, 1,000,000 shares of Class B-1 common stock, and 15,000,000 shares of Class B-2 common stock issued and outstanding. No other class or series of shares of beneficial interest has been established.

        Our charter expressly authorizes our board to provide, out of the authorized and unissued shares of stock of any class, for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such preferred stock, as shall be stated and expressed in the resolution or resolutions adopted by our board and set forth in articles supplementary filed with the State Department of Assessments and Taxation of Maryland. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of any articles supplementary that describe the terms of the class or series of preferred stock we may offer before the issuance of the related class or series of preferred stock.

        Under Maryland law, our stockholders generally are not liable for our debts or obligations.

        Additional classes or series of shares may be issued without action by our stockholders, unless such action is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. We believe that the ability of our board to issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our board to issue additional shares of a class or series of stock may have adverse consequences to existing stockholders. Please also see "Description of Certain Provisions of The Maryland General Corporation Law and of Our Charter and Bylaws—Anti-takeover provisions."

Class A common stock

        Our Class A common stockholders are entitled to one vote for each share held of record on our books for all matters submitted to a vote of stockholders. All holders of Class A common stock, Class B-1 common stock, and Class B-2 common stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote except as required by law and except for amendments to our charter that materially and adversely affect a single class of common stock, in which case, only the affected class of stock has the right to vote on such amendment. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.

        The holders of our Class A common stock and Class B-1 common stock are entitled to share ratably as a single class, in proportion to the number of shares held by them, the dividends and other distributions, if any, when, as and if authorized by our board and declared by us out of assets legally available therefor, subject to any preferential distribution rights of any newly created class or series of shares. Upon our dissolution, liquidation or winding up, the holders of Class A common stock and Class B-1 common stock are entitled to receive our net assets available after the satisfaction (whether by payment or reasonable provision for payment) of all debts and other liabilities, ratably subject to the preferential rights of any newly created class or series of shares. Holders of Class A common stock have no preemptive, preferential or other similar rights.

        Holders of Class A units of RMR LLC, other than us, may cause RMR LLC to redeem their Class A Units for Class A common stock on a one for one basis. At our option, we may elect to pay cash in lieu of Class A common stock for some or all of such redeemed Class A units; the amount of the alternative cash payment will be based on the market price of our Class A common stock as determined pursuant to the RMR LLC operating agreement. As of June 30, 2018, we owned 15,174,463 Class A Units and a wholly owned subsidiary of ABP Trust owned the remaining 15,000,000 redeemable Class A Units. For each Class A Unit redeemed, we will automatically redeem the corresponding share of Class B-2 common stock, comprising the "paired interest" described herein for no additional consideration.

        Additionally, holders of Class B-1 common stock may convert their Class B-1 shares for Class A common stock on a one for one basis. As of June 30, 2018, all 1,000,000 shares of Class B-1 common stock were owned by ABP Trust. Upon conversion, the converted shares of Class B-1 common stock will constitute authorized but unissued shares of Class B-1 common stock.

        Under the terms of the RMR LLC operating agreement, we have agreed to contribute to RMR LLC the net proceeds, if any, received by us in connection with the issuance of any Class A common stock, less amounts for which we are permitted to be reimbursed under the RMR LLC operating agreement. In exchange for the contribution, RMR LLC has agreed to issue to us an equivalent number of its Class A Units.

        Our Class A common stock is listed on the Nasdaq under the symbol "RMR." On January 22, 2019, the last reported sale price for our Class A common stock on the Nasdaq was $63.50.

        The transfer agent and registrar for our Class A common stock is EQ Shareowner Services.

        We will describe in the applicable prospectus supplement relating to any offering of Class A common stock the specific terms of the offering, including the number of shares offered, the initial offering price, market price and distribution information.

        For additional information about our Class A common stock, including the potential effects that provisions in our charter and bylaws may have in delaying or preventing a change in control of us, see "Description of Certain Provisions of The Maryland General Corporation Law and of Our Charter and Bylaws" below.

Class B-1 common stock

        Our Class B-1 common stockholders are entitled to ten votes for each share held of record on our books for all matters submitted to a vote of stockholders. All holders of Class A common stock, Class B-1 common stock, and Class B-2 common stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote except as required by law and except for amendments to our charter that materially and adversely affect a single class of common stock, in which case, only the affected class of stock has the right to vote on such amendment. Holders of Class B-1 common stock are not entitled to cumulate their votes in the election of directors.

        Our Class B-1 common stock entitles holders to share ratably with holders of our Class A common stock, as a single class, in proportion to the number of shares held by them, in dividends and other distributions when and if authorized by our board and declared by us on our common stock out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferences on the payment of dividends imposed by the terms of outstanding shares of our preferred stock, if any.

        Shares of Class B-1 common stock are subject to certain restrictions on transfer in accordance with the terms of our charter. Under our charter, Class B-1 common stock may be transferred to a permitted transferee, including RMR LLC or any of its subsidiaries, our founders, qualified employees, the immediate family members of our founders or qualified employees, any of their respective lineal descendants or any entity controlled by ABP Trust (formerly known as Reit Management & Research Trust), a Maryland statutory trust, or an individual named above. In addition, Class B-1 common stock may be transferred by the creation of certain security interests, by will or pursuant to the laws of descent and distribution or in any transfer approved in advance by our board; provided however that realizations on a security interest in Class B-1 common stock will result in those shares being converted into Class A common stock unless the realization is by a permitted transferee.

        Each share of Class B-1 common stock may, at the option of the holder, be converted into a share of Class A common stock. Under the terms of the RMR LLC operating agreement, we have agreed to contribute to RMR LLC the net proceeds, if any, received by us in connection with the issuance of any Class B-1 common stock, less amounts for which we are permitted to be reimbursed under the RMR LLC operating agreement. In exchange for the contribution, RMR LLC has agreed to issue to us an equivalent number of its Class B Units.

        Our Class B-1 common stock does not entitle holders to preemptive, or subscription or redemption rights.

Class B-2 common stock

        Our Class B-2 common stockholders are entitled to ten votes for each share held of record on our books for all matters submitted to a vote of stockholders. All holders of Class A common stock, Class B-1 common stock, and Class B-2 common stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote except as required by law and except for amendments to our charter that materially and adversely affect a single class of common stock, in which case, only the affected class of stock has the right to vote on such amendment. Holders of Class B-2 common stock are not entitled to cumulate their votes in the election of directors. Shares of Class B-2 common stock are subject to similar restrictions on transfer as shares of Class B-1 common stock.

        Class B-2 common stock constitutes "paired interests" with Class A Units of RMR LLC. Under our charter, we are not permitted to issue to any person Class B-2 common stock unless RMR LLC issues at the same time, or agrees to issue at the same time, an equal number of its Class A Units to that person. Under the terms of the RMR LLC operating agreement, if RMR LLC issues Class A Units to a non-managing member, we have agreed to issue an equal number of shares of our Class B-2 common stock to such person. In addition, if a non-managing member exercises its right to cause RMR LLC to redeem a Class A Unit of RMR LLC that it holds, the Class B-2 common stock that comprises a paired interest with the Class A Unit being redeemed will also automatically be redeemed by us for no additional consideration.

        Holders of Class B-2 common stock are not entitled to receive any dividends or other distributions. Upon our dissolution, liquidation or winding up, the holders of Class B-2 common stock will not be entitled to receive any of our remaining assets.

        Our Class B-2 common stock does not entitle holders to preemptive, subscription or conversion rights.

Voting

        Generally, our bylaws provide that all matters to be voted on by our stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast at a meeting at which a quorum is present unless more than a majority of the votes cast is required by statute or our bylaws.

        Our charter also provides that notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of our shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by our board and taken or approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

        Our charter also provides that any person to whom a transfer is made or attempted in violation of our charter is not entitled to vote on any matters coming before our stockholders.

Authorized but unissued capital stock

        The MGCL generally does not require stockholder approval for any issuance of shares of our capital stock. However, the listing requirements of Nasdaq, which apply to our Class A common stock, require stockholder approval of certain issuances of capital stock equal to or exceeding 20.0% of the then outstanding number of shares of common stock or voting power.

Appraisal rights

        Our charter provides that holders of shares of our capital stock are not entitled to exercise any rights of an objecting stockholder under the MGCL unless our board determines that such rights will apply.

Preferred stock

        Our charter authorizes our board, without the approval of our stockholders, to establish and issue one or more class or series of shares of preferred stock and to fix for each such class or series the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such preferred stock.

        We may issue a class or series of preferred stock that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the then market price of the Class A common stock.

        Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale that will specify:

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  the number of shares in the class or series of preferred stock;

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  the designation for the class or series of preferred stock by number, letter or title that shall distinguish the class or series from any other class or series of preferred stock;

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  the initial offering price of such preferred stock;

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  the dividend rate, if any, and whether dividends on that class or series of preferred stock will be cumulative, noncumulative or partially cumulative;

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  the voting rights of that class or series of preferred stock, if any;

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  any conversion provisions applicable to that class or series of preferred stock;

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  any redemption or sinking fund provisions applicable to that class or series of preferred stock and any restrictions thereon;

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  the liquidation preference per share of that class or series of preferred stock, if any; and

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  the terms of any other preferences or rights, if any, applicable to that class or series of preferred stock.

 DEPOSITARY SHARES

        We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

        The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see "Where You Can Find More Information." We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a class or series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. However, if the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

        If we redeem a class or series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

        Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

        We have summarized below general terms and conditions of the debt securities that we may offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.

        We will issue the debt securities in one or more series under an indenture to be entered into between us and the trustee named in the prospectus supplement, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following description of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture. A form of each debt security, any future supplemental indenture or officer's certificate establishing the terms of the debt securities or similar document also will be so filed. You should read the indenture and any supplemental indenture or officer's certificate or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

        For purposes of this section of this prospectus, references to "we," "us" and "our" are to The RMR Group Inc. and not to any of its subsidiaries.

General

        We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, or senior debt securities, senior subordinated debt, or senior subordinated debt securities, subordinated debt, or subordinated debt securities or junior subordinated debt, or junior subordinated debt securities and, together with the senior subordinated debt securities and the subordinated debt securities, the subordinated securities. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

        The indenture does not limit the amount of debt securities that we may issue. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold; provided that if the additional debt securities are not fungible with the debt securities of the series previously offered or sold for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP or other identifying number.

        The indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

        We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with "original issue discount," because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

Provisions of the indenture

        The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  •
  the title;

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  any limit on the aggregate principal amount of debt securities of such series;

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  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

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  the price or prices at which the debt securities will be issued;

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  the date or dates on which principal is payable;

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  the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

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  the right, if any, to extend the interest payment periods and the duration of the extensions;

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  our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

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  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

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  the currency or currencies of payment of principal or interest;

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  the terms applicable to any debt securities issued at a discount from their stated principal amount;

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  the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

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  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of an event of default;

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  any provisions for the remarketing of the debt securities;

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  if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

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  any other specific terms of any debt securities.

        The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

        Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Senior debt securities

        Payment of the principal of, and premium, if any, and interest on, senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior subordinated debt securities

        Payment of the principal of, and premium, if any, and interest on, senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the senior subordinated debt securities.

Subordinated debt securities

        Payment of the principal of, and premium, if any, and interest on, subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the subordinated debt securities.

Junior subordinated debt securities

        Payment of the principal of, and premium, if any, and interest on, junior subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any junior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the junior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt ranking senior to the junior subordinated debt securities.

Conversion or exchange rights

        Debt securities may be convertible into or exchangeable for other securities or property of us. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

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  the conversion or exchange price;

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  the conversion or exchange period;

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  provisions regarding the ability of us or the holder to convert or exchange the debt securities;

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  events requiring adjustment to the conversion or exchange price; and

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  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, merger or sale

        We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we will not permit any other person to consolidate with or merge into us, unless:

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  (a) we will be the continuing corporation or (b) the successor person formed by such consolidation or into which we are merged or to which all or substantially all of our assets are transferred or leased is a person organized or formed under the laws of the United States, any state of the United States or the District of Columbia; and

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  immediately after giving effect to such transaction, no event of default or event, which after notice or lapse of time or both would become an event of default, shall have occurred and be continuing.

        Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture.

        This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of default

        Unless otherwise indicated, the term "event of default," when used in the indenture with respect to the debt securities of any series, means any of the following:

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  failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

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  failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

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  failure to perform any other covenant in the indenture or the debt securities of such series for 90 days after written notice that performance was required, which notice must be sent by either the trustee or holders of not less than 25% of the principal amount of the outstanding debt securities of such series;

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  certain events of bankruptcy, insolvency or reorganization of us; or

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  any other event of default provided in the applicable resolution of our board or the officers' certificate or supplemental indenture under which we issue such series of debt securities.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

        If an event of default (other than an event of default relating to events of bankruptcy, insolvency or reorganization of us) involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal amount of all the debt securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of an affected series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving such series.

        If an event of default relating to events of bankruptcy, insolvency or reorganization of us occurs and is continuing, then the entire principal amount of all of the debt securities outstanding, and the interest accrued thereon, if any, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

        The indenture imposes limitations on suits brought by holders of debt securities against us with respect to an event of default. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

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  an event of default has occurred and is continuing and such holder has previously given to the trustee written notice of such continuing event of default;

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  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action in respect of such event of default;

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  the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

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  the trustee has not instituted the action within 60 days of the request; and

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  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

        Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

        We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered global securities

        We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

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  by the depositary for such registered global security to its nominee,

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  by a nominee of the depositary to the depositary or another nominee of the depositary, or

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  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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  any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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  ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

        The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

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  will not be entitled to have the debt securities represented by a registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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  will not be considered the owners or holders of the debt securities under the indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Discharge, defeasance and covenant defeasance

        We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any subordinated securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

        We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or to be called for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time ("legal defeasance"). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default ("covenant defeasance"). We may effect legal defeasance and covenant defeasance only if, among other things:

  •
  we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding debt securities of the series; and

  •
  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance, as applicable, and that legal defeasance or covenant defeasance, as applicable, will not otherwise alter the beneficial owners' U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.

        Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modifications of the indenture

        The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  •
  secure any debt securities;

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  evidence the assumption by another person of our obligations, as permitted by the indenture;

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  add covenants for the protection of the holders of debt securities of all or any series or to surrender any right or power conferred upon us;

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  add any additional events of default for the benefit of holders of the debt securities of all or any series;

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  add one or more guarantees for the benefit of holders of the debt securities;

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  provide for the issuance of additional debt securities of any series;

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  comply with the rules of any applicable securities depository;

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  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

  •
  comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

  •
  add to, change or eliminate any of the provisions of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect;

  •
  cure or correct any ambiguity, defect, omission or inconsistency in the indenture; provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

  •
  establish the forms or terms of debt securities of any series;

  •
  evidence and provide for the acceptance of appointment by a successor trustee; and

  •
  add to, change or eliminate any other provision of the indenture; provided that such addition, change or elimination does not adversely affect the interests of the holders of debt securities of any series in any material respect.

        The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series of senior debt securities or subordinated securities, as the case may be, then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  •
  extend the final maturity of any debt security;

  •
  reduce the principal amount of, or premium, if any, on any debt security;

  •
  reduce the rate or extend the time of payment of interest on any debt security;

  •
  reduce any amount payable on redemption of any debt security;

  •
  change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable on any debt security;

  •
  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  •
  modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated securities in a manner adverse to the holders of those securities;

  •
  alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  •
  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the trustee

        The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any accompanying prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

        The indenture contains limitations on the right of the trustee, should it become a creditor of us, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

        The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an event of default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No individual liability of incorporators, stockholders, officers or directors

        The indenture provides that no incorporator and no past, present or future stockholder, officer or director of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of shares of our Class A common stock, shares of our preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, or to an exhibit to a Current Report on Form 8-K or other document to be filed under the Exchange Act.

        If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the price or prices at which the warrants will be issued;

  •
  the currencies in which the price or prices of the warrants may be payable;

  •
  the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

  •
  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material or special U.S. federal income tax considerations; and

  •
  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Before exercising their warrants, holders of warrants will not have voting rights or other rights as a stockholder of RMR.

Exercise of warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants up to the close of business on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as described in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

DESCRIPTION OF CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OF OUR CHARTER AND BYLAWS

        In this "Description of Certain Provisions of the Maryland General Corporation Law and of Our Charter and Bylaws" section, the words "we," "us," and "our" refer solely to RMR Inc. and not to its subsidiaries. The following description summarizes certain terms of our charter and our bylaws and certain provisions of the MGCL. Because it is a summary, it does not contain all the information that may be important to you. Please refer to our charter and bylaws, each of which is incorporated by reference into the registration statement of which this prospectus is a part, and refer to the provisions of the MGCL.

Board of directors

        As of the date of this prospectus, our board consists of five directors. Our charter provides that the total number of directors may be increased or decreased only by our board pursuant to our bylaws, but may not be less than the minimum number required under the MGCL (which currently is one). In establishing the number of directors, our board may not alter the term of office of any director in office at that time.

        Pursuant to our charter, each of our directors is elected to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. There is no cumulative voting in the election of our board, which means that the holders of a majority of the voting power of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors. Each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Subject to the rights of holders of one or more classes or series of our preferred stock, any vacancy in the number of directors other than as a result of an increase in the number of directors may be filled by an affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled only by a majority of our entire board. A director may be removed pursuant to the provisions of the MGCL.

        Under our bylaws, so long as the number of directors is less than five at least one director must meet the qualifications of a Managing Director (as defined below) and so long as the number of directors is five or greater, at least two directors must meet the qualifications of a Managing Director. A "Managing Director" is a director who is not an Independent Director and who has been an employee of the Company or any of its subsidiaries or involved in the day to day activities of the Company, any of its subsidiaries or any of their predecessors for at least one year prior to their election. An "Independent Director" is a director who is not an employee of the Company or its subsidiaries, who is not involved in the day to day activities of the Company or any of its subsidiaries and who meets the qualifications of an independent director (not including the specific independence requirements applicable only to members of the audit committee of our board) under the applicable rules of each stock exchange upon which shares of stock of the Company are listed for trading and the SEC, as those requirements may be amended from time to time.

Arbitration and exclusive forum

        The arbitration provisions of our bylaws provide that any party to a dispute, claim or controversy brought by a shareholder against us or any our directors, officers, agents or employees on such shareholder's own behalf, on our behalf or on behalf of any series or class of our shares or shareholders, including derivative and class actions, all of which are referred to as disputes, may demand that the dispute be resolved through binding and final arbitration in accordance with the procedures set forth in our bylaws. If we or any other party unilaterally makes an arbitration demand, arbitration of the dispute will be mandatory for all other parties to the dispute. Our shareholders agree, by virtue of becoming shareholders, that they are bound by our governing documents, including the arbitration provisions of our bylaws, as they may be amended from time to time. However, by agreeing to the arbitration provisions of our bylaws, our shareholders will not be deemed to have waived compliance by us with federal securities laws and the rules and regulations thereunder.

        The arbitration provisions of our bylaws require the arbitration of such a dispute to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or the AAA, as modified in such bylaws. With limited exceptions, each party to such an arbitration is required to bear its own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of our award to the claimant or the claimant's attorneys. Our bylaws provide that an arbitration award may be appealed pursuant to the AAA's Optional Arbitration Rules and that, following expiration of the appeal period, the award of the arbitrators or, in the case of an appeal, the award of the appeal tribunal, shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties relating to the dispute.

        We believe that the arbitration provisions in our bylaws are enforceable under both state and federal law, including with respect to federal securities laws claims. We are a Maryland corporation and Maryland courts have upheld the enforceability of arbitration bylaws. In addition, the United States Supreme Court has repeatedly upheld agreements to arbitrate other federal statutory claims, including those that implicate important federal policies. However, some academics, legal practitioners and others are of the view that charter or bylaw provisions mandating arbitration are not enforceable with respect to federal securities laws claims. Our shareholders, or others, may challenge the enforceability of the arbitration provisions of our bylaws, and it is possible that these provisions may ultimately be determined to be unenforceable.

        The exclusive forum provision of our bylaws provides that the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, agents or employees to us or our shareholders; (iii) any action asserting a claim against us or any of our directors, officers, agents or employees arising pursuant to Maryland law or our charter or bylaws brought by or on behalf of a shareholder either on such shareholder's own behalf, on our behalf, or on behalf of any series or class of our shareholders or shareholders against us or any of our directors, officers, agents or employees, including any claims relating to the meaning, interpretation, effect, validity, performance or enforcement of our charter or bylaws; or (iv) any action asserting a claim against us or any of our directors, officers, agents or employees that is governed by the internal affairs doctrine of the State of Maryland. The exclusive forum provision of our bylaws does not apply to any dispute that has been referred to binding arbitration in accordance with our bylaws. The exclusive forum provision of our bylaws does not establish exclusive jurisdiction in the Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.

        The arbitration and exclusive forum provisions of our bylaws may limit the ability of our shareholders to pursue litigation against us or our directors, officers, agents or employees in courts that such shareholders consider favorable, which may discourage them from bringing such litigation. In addition, as described above, the arbitration provisions of our bylaws may limit the ability to collect attorneys' fees or other damages in such litigation, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Authority, business opportunities, limited liability and indemnification of our directors and officers

        Our charter and bylaws provide that our business shall be managed under the direction of our board, which shall have the power to appoint our officers.

        In recognition that officers, employees or agents of ABP Trust, or affiliates of ABP Trust, collectively referred to as the ABP Trust Persons, may serve as our directors or officers, and that the ABP Trust Persons may engage in other activities or lines of business similar to those in which we engage, under our charter, if a ABP Trust Person acquires knowledge of a potential business opportunity, we renounce, on behalf of ourselves and our subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted by Maryland law. Accordingly, to the extent permitted by Maryland law (i) no ABP Trust Person is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (ii) ABP Trust Persons, on their own behalf and on behalf of ABP Trust or any affiliate of ABP Trust, will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person other than us and our subsidiaries.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) the actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide indemnification if any of the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Further, under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Our charter authorizes the corporation to indemnify to the maximum extent permitted under Maryland law, its present or former directors, officer, employees or agents or any individual who, while a director, officer, employee or agent of RMR Inc. serves at our request as a director, officers, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. RMR Inc.'s bylaws require RMR Inc. to indemnify, to the maximum extent permitted under Maryland law, its present or former directors and executive officers or its present or former directors or executive officers serving at RMR Inc.'s request as an executive officer or director (or equivalent) of another corporation, partnership, joint venture, limited liability company, trust or other entity.

        We have also entered into indemnification agreements with our directors and our executive officers providing for contractual indemnification and procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        In addition, our bylaws provide that our board may ratify and make binding on us any past action or inaction by us or our officers to the extent that our board could have originally authorized the matter. Moreover, under our bylaws, to the fullest extent permitted by law, any past action or inaction questioned in any stockholder's derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interests of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by our board and, if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon us and our stockholders and shall bar any claim or execution of any judgment in respect of such questioned action or inaction.

Stockholder voting rights

        Generally, our board has broad powers to conduct our business and manage our affairs without stockholder approval or voting. Our bylaws provide the general rule that all matters to be voted on by our stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast at a meeting at which a quorum is present. Our charter provides that notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of our shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by our board and taken or approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Except as otherwise required in the charter or by applicable law, all holders of Class A common stock, Class B-1 common stock, and Class B-2 common stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote. To the fullest extent permitted by law, the holders of common stock shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the charter (including any articles supplementary relating to any series of preferred stock) that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series of preferred stock are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon as a separate class pursuant to the charter (including any articles supplementary relating to any series of preferred stock). The holders of a class of common stock shall each be entitled to vote separately as a single class with respect to (and only with respect to) amendments to the charter that alter or change the powers or rights of the shares of such class of common stock so as to affect them materially and adversely; provided, however, if such amendments affect all holders of common stock materially and adversely in the same manner, the separate voting requirement shall not be applicable and all holders of common stock shall vote together as a single class.

        Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held by such holder. Each holder of Class B-1 common stock is entitled to ten votes for each share of Class B-1 common stock held by such holder. Each holder of Class B-2 common stock is entitled to ten votes for each share of Class B-2 common stock held by such holder.

Amendment of our charter

        We reserve the right to make any amendment to our charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any outstanding shares. All rights and powers conferred by our charter on stockholders, directors and officers are granted subject to this reservation. All references to our charter will include all amendments and supplements thereto.

        Our charter provides that our board may amend the charter from time to time, without any action by our stockholders, in the manner provided by the MGCL and the charter. Our charter also provides that stockholders may amend the charter from time to time, provided that any amendment to the charter must first be approved by a majority of our board and then shall be valid only if approved by the affirmative vote of holders of our outstanding shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Amendment of our bylaws

        Our board has the exclusive power to adopt, alter, repeal or amend our bylaws.

Business combinations

        Through a provision in our charter, we have elected not to be subject to the provision of the MGCL which regulates business combinations with interested stockholders. This provision may be amended or eliminated at any time in the future by an amendment to our charter.

        Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Under the statute the following persons are deemed to be interested stockholders:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting shares; or

  •
  any of our affiliates or associates who, at any time within the two year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares.

        After the five year prohibition period has ended, a business combination between a Maryland corporation and an interested stockholder must be generally recommended by the board of directors and must receive the following stockholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        The supermajority vote requirements do not apply if stockholders receive a minimum price, as described under the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder.

        Should we elect to become subject to the business combination act, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control share acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to those shares except to the extent that the acquisition is approved by a vote of disinterested holders of two thirds of the votes entitled to be cast on the matter. Shares owned by: (i) the person who has made or proposes to make the "control share acquisition," (ii) any officer of the corporation or (iii) any employee of the corporation who is also a director of the corporation are considered "interested shares" under the MGCL and are not entitled to vote whether to accord voting rights to "control shares." "Control shares" are voting shares of stock which, if aggregated with all other shares controlled by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquirer must obtain the necessary stockholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained stockholder approval, shares acquired directly from the corporation or shares in respect of which a person is entitled to direct the exercise of voting power solely by virtue of a revocable proxy. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL, may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the matter ourselves at any meeting of stockholders.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of those shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. Our right to redeem any or all of the control shares is subject to conditions and limitations listed in the statute.

        The corporation may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a meeting of stockholders and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

        The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board will not amend or eliminate this provision at any time in the future.

Stockholder meetings, proxies and quorums

        Our charter provides that any action required or permitted to be taken at any meeting of our stockholders may be taken without a meeting by the written consent of the holders of the number of votes that would be necessary to take such action at a meeting of stockholders.

        Our charter and bylaws require that a meeting of stockholders, called by our board, be held annually. The president of the Company or a majority of our entire board may call a special meeting of our stockholders. Additionally, pursuant to the MGCL, special meetings of our stockholders must be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at a meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

        Stockholders may vote either in person or by proxy at meetings. Only stockholders of record may vote. The stockholders entitled to cast a majority of the votes entitled to be cast at the meeting represented in person or by proxy shall constitute a quorum unless any action by the stockholders requires approval by holders of a greater percentage of the shares, in which case the quorum for approval of that action shall be the greater percentage. If a quorum is not present at any meeting of the stockholders, the chairperson of the meeting or the stockholders entitled to vote at the meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than the maximum number of days after the original record date allowed by the MGCL without notice other than announcement at the meeting until a quorum is present.

Anti-takeover provisions

        Holders of our Class B-1 and Class B-2 common stock each have ten votes per share, while holders of our Class A common stock have one vote per share. 100.0% of our Class B-1 and Class B-2 common stock are controlled by ABP Trust, representing 91.4% of the voting power of our outstanding shares of capital stock. Accordingly, for so long as ABP Trust continues to hold substantial voting power in us, ABP Trust will effectively be able to determine the outcome of all matters requiring stockholder approval, including, but not limited to, election of our directors. ABP Trust is also able to cause or prevent a change of control of us and could preclude any unsolicited acquisition of us.

Maryland Unsolicited Takeovers Act

        The Maryland Unsolicited Takeover Act permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject to, by resolution of the board of directors or by provision in their charter or bylaws, any of the following five provisions, notwithstanding any contrary provision in the corporation's charter and bylaws:

  •
  a classified board;

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  a requirement that a special meeting of the stockholders be called at the request of stockholders only if requested by stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

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  a requirement that the number of directors be fixed only by a vote of the board of directors;

  •
  a requirement that a director may be removed only by the vote of the holders of two-thirds of all votes entitled to be cast generally in the election of directors; and

  •
  a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

        Our board may implement all or any of these provisions without stockholder approval. Through provisions in our charter and bylaws unrelated to the Maryland Unsolicited Takeover Act, we already (i) vest in our board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (ii) require, unless called by our president or our board and if at the time stockholders are entitled by law to cause a special meeting of stockholders to be called, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at a special meeting to call a special meeting of stockholders.

 SELLING SECURITY HOLDERS

        This prospectus also relates to the resale from time to time by certain of our security holders of up to 8,000,000 shares of our Class A common stock that were issued and outstanding prior to the original filing of the registration statement of which this prospectus forms a part. Such security holders acquired their shares of our Class A common stock on June 5, 2015 pursuant to a private transaction with RMR LLC and ABP Trust, and from subsequent stock dividends issued with respect to such shares of our Class A common stock. This transaction is further described in our prospectus, dated November 16, 2015, that we filed with the SEC.

        Information about the selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

 PLAN OF DISTRIBUTION

        We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

  •
  through agents;

  •
  to or through underwriters;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  through brokers or dealers;

  •
  directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

  •
  through a combination of any of these methods of sale.

        Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

        In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        We and any selling security holder may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us or any selling security holder to that agent will be set forth, in the applicable prospectus supplement. Unless indicated in such prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our or the selling security holders' behalf that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling security holder. We or any selling security holder may also sell securities short and deliver the securities offered by this prospectus to close out our or the selling security holders' short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is satisfied.

        In connection with an underwritten offering, we and any selling security holder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

        To the extent that we make sales through one or more underwriters or agents in at the market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at the market offering arrangement between us and the underwriters or agents. If we engage in at the market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

 LEGAL MATTERS

        Unless otherwise specified in connection with the particular offering of any securities, Skadden, Arps, Slate, Meagher & Flom LLP, as to certain matters of New York law, and Venable LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us.

EXPERTS

        The consolidated financial statements of The RMR Group Inc. appearing in The RMR Group Inc.'s Annual Report (Form 10-K) for the fiscal year ended September 30, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

7,942,245 Shares

The RMR Group Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

Citigroup

Morgan Stanley

BofA Merrill Lynch

RBC Capital Markets

UBS Investment Bank

Wells Fargo Securities

B. Riley FBR

JMP Securities

Oppenheimer & Co.

June     , 2019